SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 12, 2005

UNITED THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1110 Spring Street

Silver Spring, MD 20910

(Address of principal executive offices including Zip Code)

(301) 608-9292

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 12, 2005, the Compensation Committee (the “Committee”) of United Therapeutics Corporation (the “Company”) approved year-end compensatory awards to the following executive officers of the Company:

Dr. Roger Jeffs was awarded options to purchase 105,000 shares of the Company’s common stock under the Company’s Equity Incentive Plan, to be granted as of and priced at an exercise price equal to the NASDAQ closing price on December 15, 2005, valid for ten years, vesting in one-third increments on each of the first three anniversaries of this grant so long as he remains employed by the Company.

Fred Hadeed was awarded (i) $20,000 as a year-end cash bonus, and (ii) options to purchase 105,000 shares of the Company’s common stock under the Company’s Equity Incentive Plan, to be granted as of and priced at an exercise price equal to the NASDAQ closing price on December 15, 2005, valid for ten years, vesting in one-third increments on each of the first three anniversaries of this grant so long as he remains employed by the Company.

Paul Mahon was awarded (i) $30,000 as a year-end cash bonus, and (ii) options to purchase 100,000 shares of the Company’s common stock under the Company’s Equity Incentive Plan, to be granted as of and priced at an exercise price equal to the NASDAQ closing price on December 15, 2005, valid for ten years, vesting in one-third increments on each of the first three anniversaries of this grant so long as he remains employed by the Company.

All of the foregoing awards were approved by the Committee on a discretionary basis.

Dr. Martine Rothblatt will receive an annual grant of stock options on December 31, 2005 in accordance with the terms of her employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: December 16, 2005	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel